UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 1, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

In connection with the obligation to conform existing employment agreements with regulations promulgated pursuant to Internal Revenue Code Section 409A, on July 1, 2006, CFS Bancorp, Inc., hereinafter referred to as the “Company,” and Citizens Financial Bank, hereinafter referred to as the “Bank,” which Company and Bank are collectively referred to hereafter as the “Employers,” entered into new employment agreements with each of Messrs. Thomas F. Prisby, Charles V. Cole, and Thomas L.. Darovic, who are collectively referred to hereafter as the “Executives”. These agreements superseded existing employment agreements between the Executives and the Employers.

Under the new agreements, the Employers agreed to employ Mr. Prisby, Mr. Cole and Mr. Darovic for a term of 36, 18, and 12 months, respectively, each in their current respective positions. Under the agreements, Mr. Prisby, Mr. Cole and Mr. Darovic remained at their current base salary levels of $370,240, $177,000 and $171,000, respectively.

The employment agreements are reviewed annually by the Employers’ respective Boards of Directors. The term of each Executive’s employment agreement with the Company is extended daily for a successive additional one-day period unless the Company provides notice not less than 60 days prior to such date of its intention not to extend the employment term. The term of each Executive’s existing agreement with the Bank may be periodically extended by the Bank for no more than one additional year.

Each of the employment agreements is terminable with or without cause by the Employers. The Executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement, or death. In the event that (i) the Executive terminates his employment because of failure to comply with any material provision of the employment agreement by the Employers or the Employers change the Executive’s title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement, or death or by the Executive as a result of certain adverse actions which are taken with respect to the Executive’s employment following a Change in Control of the Company, as defined therein, the Executive will be entitled to a cash severance amount.

In the case of Mr. Prisby, the cash severance amount would be equal to 300% of his Average Annual Compensation, as defined therein. In the case of Mr. Cole, the cash severance amount would be equal to 150% of his Average Annual Compensation, as defined therein. In the case of Mr. Darovic, the cash severance amount would be equal to 100% of his Average Annual Compensation, as defined therein.

The Executives’ agreements with the Company also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and such payments will cause the Executive to incur an excise tax under the Code, the Company shall pay the Executive an amount such that after the payment of all federal, state, and local income taxes and any additional excise tax, the

Executive will be fully reimbursed for the amount of such excise tax.

A “Change in Control” is defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company’s outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

An Executive's "Average Annual Compensation" is defined in the employment Agreements to mean the average Base Salary, cash bonuses and amounts allocated to the Executive under any qualified employee benefit plans of the Employers.

Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Employers may determine to enter into similar employment agreements with other officers of the Employers in the future.

For additional information, reference is made to the employment agreements included as Exhibits 10.1, 10.2, 10.6, 10.7, 10.8 and 10.9 hereto and which are incorporated herein by reference thereto.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Exhibits

The following exhibits are filed herewith.

Exhibit Number   Description

10.1	Employment Agreement entered into between Citizens Financial Bank and Thomas F. Prisby
10.2	Employment Agreement entered into between CFS Bancorp, Inc. and Thomas F. Prisby
10.6	Employment Agreement entered into between Citizens Financial Bank and Charles V. Cole
10.7	Employment Agreement entered into between Citizens Financial Bank and Thomas L. Darovic
10.8	Employment Agreement entered into between CFS Bancorp, Inc. and Charles V. Cole
10.9	Employment Agreement entered into between CFS Bancorp, Inc. and Thomas L. Darovic

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: July 7, 2006	By:	/s/ Brian L. Goins
Brian L. Goins
Senior Vice President - Corporate Counsel